Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254978 on Form S-3 and Registration Statements Nos. 333-237117, 333-258538, 333-263554 on Form S-8 of Imara Inc. and Registration Statement No. 333-270188 on Form S-8 of Enliven Therapeutics, Inc. (formerly Imara Inc.) of our report dated March 21, 2023, (June 23, 2023, as to the effects of the exchange ratio described in Note 1) relating to the financial statements of Enliven Inc. (formerly Enliven Therapeutics, Inc.), appearing in this Current Report on Form 8-K of Enliven Therapeutics, Inc. dated June 23, 2023.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 23, 2023